EXHIBIT 99.1

AFLAC INCORPORATED TO VOLUNTARILY WITHDRAW TRADING ON NYSE ARCA

COLUMBUS, Georgia – December 1, 2006 – Aflac Incorporated (NYSE: AFL) announced today that it plans to voluntarily withdraw its common stock from listing on NYSE Arca, Inc., formerly the Pacific Exchange.  Aflac’s equity securities will continue to be listed on the New York Stock Exchange.

The decision to voluntarily withdraw listing from NYSE Arca, Inc. was made to eliminate duplicative administrative requirements inherent with dual listings as a result of the NYSE Group’s recent merger with Archipelago Holdings, the parent company of NYSE Arca.  NYSE Arca will continue trading Aflac’s common stock on an unlisted trading privilege basis.

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac’s insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for six consecutive years. In January 2006, Aflac was included in Fortune magazine’s list of the 100 Best Companies to Work For in America for the eighth consecutive year. Aflac was also included in Fortune magazine’s list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX:  706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX:  706.320.2288, or lkane@aflac.com